Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-235475 and 333-269003 on Form S-3; Registration Statement No. 333-230353 on Form S-4; and Registration Statement Nos. 333-232272, 333-240397, 333-240392, 333-260391, 333-265925, and 333-280860 on Form S-8 of our reports dated March 6, 2025, relating to the financial statements of Arcturus Therapeutics Holdings, Inc. and the effectiveness of Arcturus Therapeutics Holdings, Inc. internal control over financial reporting appearing in this Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

/s/ Deloitte & Touche LLP

San Diego, California

March 6, 2025